Exhibit 99.1

Digi International Reports First Fiscal Quarter 2016 Results
Strong Profitability Complements Revenue Growth
(Minneapolis, MN, January 21, 2016) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $50.3 million for the first fiscal quarter of 2016, compared with $47.2 million for the first fiscal quarter of 2015, an increase of $3.1 million, or 6.4%. Net income for the first fiscal quarter of 2016 was $6.5 million, or $0.25 per diluted share, compared to net loss for the first fiscal quarter of 2015 of $0.3 million, or $0.01 loss per diluted share. Income from continuing operations for the first fiscal quarter of 2016 was $3.1 million, or $0.12 per diluted share, compared to $1.0 million, or $0.04 per diluted share, in the prior year comparable quarter.
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) from Continuing Operations in the first fiscal quarter of 2016 was $4.6 million, or 9.1% of total revenue, compared to $2.2 million, or 4.8% of total revenue, in the first fiscal quarter of 2015. See Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations later in this earnings release.
"I am pleased with our start to the year. Our profitability exceeded expectations and we met expectations on our growth. In addition, during the quarter, we divested of a non-core business and we made our first strategic acquisition,” said Ron Konezny, President and Chief Executive Officer.  "We experienced some uneven performance, which will occur from time to time. With some key structural changes accomplished, we are gaining traction on becoming a high performing, profitable growth company focused on business and mission-critical Internet of Things (IOT) solutions," continued Mr. Konezny.
Bluenica Acquisition
As previously announced on October 6, 2015, Digi acquired St. Catharines, Ontario-based Bluenica Corporation, a company focused on temperature monitoring of perishable goods in the food industry. The terms of this acquisition included an upfront cash payment of $2.9 million and potential earn-out payments based on achieving certain revenue milestones over the next four years. We anticipate that there will be an immaterial revenue and earnings per diluted share financial impact from this acquisition in fiscal 2016.
Sale of Etherios Business
As previously announced on October 26, 2015, during the first fiscal quarter of 2016, Digi sold its Etherios business to West Monroe Partners for $9 million. Of the total purchase price, $4.0 million, less employee related liabilities of approximately $1.1 million, was received at closing. An additional $3 million is due on the first anniversary of closing and $2 million on the second anniversary of closing. This transaction was accounted for as a discontinued operation. Income (loss) from discontinued operations was $3.3 million, or $0.13 per diluted share, in the first fiscal quarter of 2016, compared to a loss from discontinued operations of $1.4 million, or $0.06 loss per diluted share, for the prior year comparable quarter. An after tax gain of $3.4 million, or $0.13 per diluted share resulting from the sale of the Etherios business was included in income (loss) from discontinued operations for the first fiscal quarter of 2016.

Digi International Reports First Fiscal Quarter 2016 Results

Financial Summary Highlights
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q1 2016	Q1 2015
Total Revenue	$50,259	$47,218
Gross Profit	$24,357	$22,557
Gross Margin	48.5%	47.8%
Operating Income	$3,289	$464
Operating Income as % of Total Revenue	6.6%	1.0%
Income from Continuing Operations	$3,131	$1,018
Income per Diluted Share from Continuing Operations	$0.12	$0.04

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q1 2016	Q1 2015
Adjusted Income from Continuing Operations	$2,887	$530
Adjusted Income per Diluted Share from Continuing Operations	$0.11	$0.02

EBITDA from Continuing Operations	$4,574	$2,247
EBITDA from Continuing Operations as % of Total Revenue	9.1%	4.8%
* Tables with detailed reconciliations to non-GAAP information are provided at the end of this earnings release.

Business Results for the Three Months Ended December 31, 2015 and 2014

Revenue Detail QTD
(in thousands)	Q1 2016	Q1 2015	Change	% Change
Cellular routers and gateways	$12,160	$13,700	$(1,540)	(11.2)
RF	9,186	7,147	2,039	28.5
Embedded	13,128	11,227	1,901	16.9
Network	13,773	12,859	914	7.1
Total product revenue	48,247	44,933	3,314	7.4
Service	2,012	2,285	(273)	(11.9)
Total revenue	$50,259	$47,218	$3,041	6.4

North America, primarily United States	$30,568	$29,208	$1,360	4.7
Europe, Middle East and Africa	11,017	11,231	(214)	(1.9)
Asia	5,124	5,403	(279)	(5.2)
Latin America	3,550	1,376	2,174	158.0
Total revenue	$50,259	$47,218	$3,041	6.4
Our cellular product category includes cellular routers and all gateways, and the RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our service offerings include wireless design services, revenue generated from the Digi Device Cloud platform, enterprise support services and cold chain solutions.

Digi International Reports First Fiscal Quarter 2016 Results

Total revenue grew 6.4% to $50.3 million in first fiscal quarter 2016 from $47.2 million in first fiscal quarter 2015.

•
Product revenue increased by $3.3 million, or 7.4%, in the first fiscal quarter of 2016 compared to the first fiscal quarter of 2015. This increase was driven primarily by RF and embedded products. Network revenue, which is primarily comprised of mature products, increased by $0.9 million, or 7.1%. These increases were partially offset by the decrease in cellular routers and gateways.

•	Service revenue decreased by $0.3 million, or 11.9%, in the first fiscal quarter of 2016 compared to the comparable quarter in fiscal 2015, primarily in wireless design services.

•
Revenue growth in the quarter was partially offset by the foreign translation from local currencies to the U.S. dollar, which resulted in a decrease of $0.7 million when compared to the same period in the prior fiscal year and was primarily caused by the weakening of the Euro.

Gross profit was $24.4 million, or 48.5% of revenue in the first fiscal quarter of 2016 compared to $22.6 million, or 47.8% of revenue in the same period of the prior year, an increase of $1.8 million. The increase in gross profit was primarily driven by strong revenue performance in our RF and embedded modules, as well as increased revenue from legacy products included in our network category which are traditionally higher margin products.
Operating income for the first fiscal quarter of 2016 was $3.3 million, or 6.6% of revenue, as compared to an operating income of $0.5 million or 1.0% of revenue, for the first fiscal quarter of 2015. Operating income increased by $2.8 million as a result of an increase in gross profit of $1.8 million as described above and a decrease in operating expenses of $1.0 million. Operating income for the first fiscal quarter of 2016 included restructuring expenses of $0.7 million primarily pertaining to our corporate staff and related employee termination costs associated with the merging of our Dortmund, Germany into our Munich, Germany offices and estimated contract termination charges associated with the consolidation of our Minneapolis office into our Minnetonka headquarters.
Income from Continuing Operations was $3.1 million in the first fiscal quarter of 2016, or $0.12 per diluted share, compared to $1.0 million, or $0.04 per diluted share, in the first fiscal quarter of 2015. Adjusted income from continuing operations was $2.9 million in the first fiscal quarter of 2016, or $0.11 per diluted share, compared to adjusted income from continuing operations of $0.5 million in the first fiscal quarter of 2015, or $0.02 per diluted share.
Income (Loss) from Discontinued Operations, after income taxes was $3.3 million in the first fiscal quarter of 2016, or $0.13 per diluted share, compared to a loss from discontinued operations, after income taxes of $1.4 million, or $0.06 loss per diluted share, in the first fiscal quarter of 2015. Digi sold its Etherios business in October 2015 to West Monroe Partners, which resulted in an after tax gain on sale, of $3.4 million, or $0.13 per diluted share.
EBITDA from Continuing Operations in the first fiscal quarter of 2016 was $4.6 million, or 9.1% of total revenue, compared to $2.2 million, or 4.8% of total revenue, in the first fiscal quarter of 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $113.9 million at December 31, 2015, an increase of $8.1 million over the comparable balance at September 30, 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	We had no debt on the balance sheet as of December 31, 2015.

•	At December 31, 2015, our current ratio was 9.0 to 1 compared to 6.9 to 1 at September 30, 2015.

Digi International Reports First Fiscal Quarter 2016 Results

Customer Highlights

•
SkoolLive, the first nationwide, on-campus digital network, has selected the Digi TransPort® WR11 to replace VZW USB cellular in its SkoolLive kiosks. The network is available nationwide to qualifying middle and high schools. SkoolLive’s nationwide network of kiosks are located in high traffic locations on participating school campuses.  The kiosks are wall mounted and used for school messaging and interactive ad delivery.  The interactive ability allows advertisers to engage directly with students - conduct surveys, determine product preferences and instantly send promo codes, discount coupons or website links.  There is absolutely no cost to schools wishing to join the network and ad revenues are shared with the schools. SkoolLive has already signed multi-year, exclusive marketing and advertising agreements with more than 1,250 schools representing an audience in excess of 2.2 million students. SkoolLive is currently retrofitting its deployed kiosks with the WR11 units and will include the WR11 router with all future installations.

•
Q-Star Technology, the manufacturer of the FlashCAM crime deterrent system, creates security systems that help reduce and solve problems of illegal dumping, vandalism, metal theft and other nuisance crimes. Q-Star utilizes Digi's long range 900 MHz OEM RF Module, the XBee-PRO® 900HP, in a remote sensor to detect activity and send notifications that trigger remote management such as recording and/or taking photos and a remote flash.

•
PowerOwners, a team with deep expertise in solar development and asset management, automation engineering, industrial design and manufacturing, and data management, developed the Deno™ Smart Sensor. The sensor measures sunlight and temperature to simulate an energy benchmark--the Denowatt™. The Deno Smart Sensor utilizes a Digi XBee-PRO® 900HP RF module to communicate. The sensor sends its data to an Ethernet gateway built using a Digi/Rabbit SBC - BL4S100. Digi Device Cloud gathers the data from multiple Deno’s and uses analytics that PowerOwners created to generate the data of interest for the commercial solar company.

•
A leading electric and steam service provider has elected to replace existing cellular routers with Digi TransPort® WR21 enterprise routers and Digi Remote Manager within its steam distribution unit. The WR21 is expected to better withstand rugged environments, which was a top consideration in product selection.

Non-GAAP Financial Measures

Reconciliation of Income and Income per Diluted Share from
Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended December 31,
	2015		2014
Income and income per diluted share from continuing operations	$3,131	$0.12	$1,018	$0.04
Restructuring reserve, net of taxes	423	0.02	—	NM
Discrete tax benefits (1)	(667)	(0.03)	(488)	(0.02)
Adjusted income and adjusted income per diluted share from continuing operations	$2,887	$0.11	$530	$0.02
Diluted weighted average common shares		26,171		24,150
NM means Not Meaningful

(1)	Discrete tax benefits include extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions.

Digi International Reports First Fiscal Quarter 2016 Results

Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended December 31,
	2015		2014
		% of total revenue		% of total revenue
Total revenue	$50,259	100.0%	$47,218	100.0%

Income from continuing operations	$3,131		$1,018
Interest income, net	(100)		(38)
Income tax provision (benefit)	381		(128)
Depreciation and amortization	1,162		1,395
EBITDA from continuing operations	$4,574	9.1%	$2,247	4.8%

Fiscal 2016 Guidance
For the second fiscal quarter of 2016, we project revenue to be in the range of $47 million to $51 million. We project income per diluted share from continuing operations to be in the range of $0.03 to $0.07 for the second fiscal quarter of 2016.
For the full fiscal year 2016, Digi has lowered its previously announced guidance and now projects revenue to be in a range of $205 million to $215 million. Digi projects income per diluted share from continuing operations to be in a range of $0.27 to $0.41.
We expect minimal financial impact from discontinued operations in the subsequent three quarters.
First Fiscal Quarter 2016 Conference Call Details
As announced on January 7, 2016, Digi will discuss its first fiscal quarter results on a conference call on Thursday, January 21, 2016 after market close at 5:00 p.m. EST (4:00 p.m. CST). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
We invite all those interested in hearing management's discussion of its quarter and full year to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 19877742. International participants may access the call by dialing (262) 912-4765 and entering passcode 19877742. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 19877742 when prompted. A replay of the webcast will be available through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2016 Results

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2015 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves and discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and

Digi International Reports First Fiscal Quarter 2016 Results

it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2015	2014
Revenue:
Hardware product	$48,247	$44,933
Service	2,012	2,285
Total revenue	50,259	47,218
Cost of sales:
Cost of hardware product	24,710	23,112
Cost of service	1,192	1,549
Total cost of sales	25,902	24,661
Gross profit	24,357	22,557
Operating expenses:
Sales and marketing	8,518	10,235
Research and development	7,838	7,083
General and administrative	4,061	4,775
Restructuring charges, net	651	—
Total operating expenses	21,068	22,093
Operating income	3,289	464
Other income, net:
Interest income, net	100	38
Other income, net	123	388
Total other income, net	223	426
Income from continuing operations, before income taxes	3,512	890
Income tax provision (benefit)	381	(128)
Income from continuing operations	3,131	1,018
Income (loss) from discontinued operations, after income taxes	3,319	(1,357)
Net income (loss)	$6,450	$(339)

Basic net income (loss) per common share:
Continuing operations	$0.12	$0.04
Discontinued operations	$0.13	$(0.06)
Net income (loss)	$0.25	$(0.01)
Diluted net income (loss) per common share:
Continuing operations	$0.12	$0.04
Discontinued operations	$0.13	$(0.06)
Net income (loss)	$0.25	$(0.01)
Weighted average common shares:
Basic	25,331	24,150
Diluted	26,171	24,150

Digi International Reports First Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended December 31,
	2015	2014
Net income (loss)	$6,450	$(339)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(1,867)	(2,373)
Change in net unrealized loss on investments	(63)	(29)
Less income tax benefit	23	11
Reclassification of realized gain on investments included in net income (1)	(7)	—
Less income tax provision (2)	3	—
Other comprehensive loss, net of tax	(1,911)	(2,391)
Comprehensive income (loss)	$4,539	$(2,730)
(1) Recorded in Other income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision (benefit) on our Condensed Consolidated Statements of Operations.

Digi International Reports First Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2015	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$52,190	$45,018
Marketable securities	50,202	47,191
Accounts receivable, net	24,931	27,788
Inventories	30,115	31,877
Deferred tax assets	—	3,252
Receivable from sale of business	2,952	—
Other	4,734	3,435
Current assets of discontinued operations	—	1,624
Total current assets	165,124	160,185
Marketable securities, long-term	11,524	13,626
Property, equipment and improvements, net	14,156	14,339
Identifiable intangible assets, net	5,061	2,648
Goodwill	110,244	100,183
Deferred tax assets	7,927	6,255
Non-current receivable from sale of business	1,930	—
Other	300	250
Non-current assets of discontinued operations	—	2,874
Total assets	$316,266	$300,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,904	$6,673
Income taxes payable	151	828
Accrued compensation	5,248	10,156
Accrued warranty	968	1,014
Contingent consideration on acquired business	833	—
Other	4,201	3,037
Current liabilities of discontinued operations	—	1,481
Total current liabilities	18,305	23,189
Income taxes payable	1,349	1,546
Deferred tax liabilities	720	135
Non-current contingent consideration on acquired business	9,567	—
Other non-current liabilities	809	457
Non-current liabilities of discontinued operations	—	95
Total liabilities	30,750	25,422

Total stockholders’ equity	285,516	274,938
Total liabilities and stockholders’ equity	$316,266	$300,360

Digi International Reports First Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2015	2014
Operating activities:
Net income (loss)	$6,450	$(339)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, equipment and improvements	724	752
Amortization of identifiable intangible assets	468	770
Stock-based compensation	816	1,184
Excess tax benefits from stock-based compensation	(190)	—
Deferred income tax provision	1,300	412
Gain on sale of business	(3,392)	—
Bad debt/product return provision	168	30
Inventory obsolescence	409	230
Restructuring charges, net	651	—
Other	40	(6)
Changes in operating assets and liabilities	(3,889)	2,310
Net cash provided by operating activities	3,555	5,343
Investing activities:
Purchase of marketable securities	(8,079)	(12,135)
Proceeds from maturities of marketable securities	7,106	9,321
Proceeds from sale of business	2,866	—
Acquisition of business, net of cash acquired	(2,860)	—
Purchase of property, equipment, improvements and certain other intangible assets	(545)	(1,469)
Net cash used in investing activities	(1,512)	(4,283)
Financing activities:
Excess tax benefits from stock-based compensation	190	—
Proceeds from stock option plan transactions	5,752	9
Proceeds from employee stock purchase plan transactions	301	261
Purchases of common stock	(403)	(2,257)
Net cash provided by (used in) financing activities	5,840	(1,987)
Effect of exchange rate changes on cash and cash equivalents	(711)	(1,520)
Net increase (decrease) in cash and cash equivalents	7,172	(2,447)
Cash and cash equivalents, beginning of period	45,018	47,490
Cash and cash equivalents, end of period	$52,190	$45,043

Supplemental schedule of non-cash investing activities:
Receivable related to sale of business	$5,015	$—
Contingent consideration on acquired business	$(10,550)	$—